FILED PURSUANT TO RULE 424(b)(5)
REGISTRATION NO. 333-153608
PROSPECTUS SUPPLEMENT
(To prospectus dated September 22, 2008)
FirstEnergy Corp.
75,844 Shares
Common Stock

     We are offering 75,844 shares of our common stock that are issuable to certain former employees of Allegheny Energy, Inc. (“Allegheny Energy”) upon the exercise of certain options issued under the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan and the Allegheny Energy, Inc. 1998 Long-Term Incentive Plan (the “LTIPs”) and certain deferred rights to our common stock (“Deferred Stock Rights”) held by former non-employee directors of Allegheny Energy under the Allegheny Energy, Inc. Non-Employee Director Stock Plan (the “Director Stock Plan”) and the Allegheny Energy, Inc. Amended and Restated Revised Plan for Deferral of Compensation of Directors (“Directors Deferred Compensation Plan”) that we have assumed in connection with our merger with Allegheny Energy. The exercise prices of the options we have assumed range from approximately $30.74 to $80.47 per share of our common stock. If all such former Allegheny Energy employees purchase all of the shares of our common stock subject to the assumed options, we will receive aggregate proceeds of up to approximately $926,500. We will not receive any proceeds from the issuance of our common stock pursuant to the Deferred Stock Rights.
     Our common stock is listed on the New York Stock Exchange under the symbol “FE.” The last reported sale price of our common stock on February 24, 2011 was $38.16 per share.
     Investing in our common stock involves risks. See “Risk Factors” in this prospectus supplement beginning on page S-2 and in the documents incorporated by reference in the accompanying prospectus dated September 22, 2008.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is February 25, 2011.
CALCULATION OF REGISTRATION FEE

Title for each class of		Proposed	Proposed maximum
securities to be	Amount to be	maximum offering	aggregate offering	Amount of
registered(1)	registered(1)(2)	price per share	price	registration fee(3)
Common Stock, par value $0.10 per share	21,719	$42.66 (3)	$926,532.54(3)	$107.57
	54,125	$38.05 (4)	$2,059,456.25(4)	$239.10
Total	75,844		$2,985,988.79	$346.67

(1)	The number of shares registered is based on an estimate of the maximum number of shares of our common stock issuable to former employees and non-employee directors under the Allegheny Energy, Inc. 2008 Long-Term Incentive Plan, the Allegheny Energy, Inc. 1998 Long-Term Incentive Plan and the Allegheny Energy, Inc. Non-Employee Director Stock Plan and Allegheny Energy, Inc. Amended and Restated Revised Plan for Deferral of Compensation of Directors, as the case may be.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this prospectus supplement shall also cover any additional shares of our common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of our common stock.

(3)	Estimated in accordance with Section (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee and based upon the weighted average exercise price of the outstanding options.

(4)	Estimated in accordance with Sections (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee and based upon the average of the reported high and low prices of our common stock reported on the New York Stock Exchange on February 18, 2011.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT
     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or additional information, you should not rely on it. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents or that the information incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
     Some of the statements contained in this prospectus supplement and incorporated by reference into this prospectus supplement are forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements include declarations regarding management’s intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.
     Actual results may differ materially due to:
•	The speed and nature of increased competition in the electric utility industry

•	The impact of the regulatory process on the pending matters in the various states in which we do business (including, but not limited to, proceedings related to rates and matters with respect to the Trans-Allegheny Interstate Line and Potomac-Appalachian Transmission Highline Projects).

•	Business and regulatory impacts from American Transmission Systems Incorporated’s realignment into PJM Interconnection, L.L.C., economic or weather conditions affecting future sales and margins.

•	Changes in markets for energy services.

•	Changing energy and commodity market prices and availability.

•	Financial derivative reforms that could increase our liquidity needs and collateral costs, replacement power costs being higher than anticipated or inadequately hedged.

•	The continued ability of FirstEnergy’s regulated utilities to collect transition and other costs.

•	Operation and maintenance costs being higher than anticipated.

•	Other legislative and regulatory changes, and revised environmental requirements, including possible greenhouse gas emission and coal combustion residual regulations.

•	The potential impacts of any laws, rules or regulations that ultimately replace the Clean Air Interstate Rules.

•	The uncertainty of the timing and amounts of the capital expenditures needed to complete, among other things, the Trans-Allegheny Interstate Line and Potomac-Appalachian Transmission Highline projects.

•	The uncertainty of the timing and amounts of the capital expenditures needed to, resolve any New Source Review litigation or other potential similar regulatory initiatives or rulemakings (including that such expenditures could result in our decision to shut down or idle certain generating units).

•	Adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight by the Nuclear Regulatory Commission).

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•	Adverse legal decisions and outcomes related to Metropolitan Edison Company’s and Pennsylvania Electric Company’s transmission service charge appeal at the Commonwealth Court of Pennsylvania.

•	Any impact resulting from the receipt by Signal Peak of the Department of Labor’s notice of a potential pattern of violations at Bull Mountain Mine No. 1.

•	The continuing availability of generating units and their ability to operate at or near full capacity.

•	The ability to comply with applicable state and federal reliability standards and energy efficiency mandates.

•	Changes in customers’ demand for power, including but not limited to, changes resulting from the implementation of state and federal energy efficiency mandates.

•	The ability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives).

•	The ability to improve electric commodity margins and the impact of, among other factors, the increased cost of coal and coal transportation on such margins and the ability to experience growth in the distribution business.

•	The changing market conditions that could affect the value of assets held in FirstEnergy’s nuclear decommissioning trusts, pension trusts and other trust funds, and cause FirstEnergy to make additional contributions sooner, or in amounts that are larger than currently anticipated.

•	The ability to access the public securities and other capital and credit markets in accordance with FirstEnergy’s financing plan and the cost of such capital.

•	Changes in general economic conditions affecting FirstEnergy.

•	The state of the capital and credit markets affecting FirstEnergy.

•	Interest rates and any actions taken by credit rating agencies that could negatively affect FirstEnergy’s access to financing or its costs and increase its requirements to post additional collateral to support outstanding commodity positions, letters of credit and other financial guarantees.

•	The continuing uncertainty of the national and regional economy and its impact on FirstEnergy’s major industrial and commercial customers.

•	Issues concerning the soundness of financial institutions and counterparties with which FirstEnergy does business.

•	Issues arising from the recently completed merger of FirstEnergy and Allegheny Energy and the ongoing coordination of their combined operations, including FirstEnergy’s ability to maintain relationships with customers, employees or suppliers as well as the ability to successfully integrate the businesses and realize cost savings and any other synergies and the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect.

•	The risks and other factors discussed from time to time in FirstEnergy’s Securities and Exchange Commission filings, and other similar factors
     Dividends declared from time to time on FirstEnergy’s common stock during any annual period may in aggregate vary from the indicated amount due to circumstances considered by FirstEnergy’s Board of Directors at the time of the actual declarations. The foregoing review of factors should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor assess the impact of any such factor on FirstEnergy’s business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. A security rating is not a recommendation to buy, sell or hold securities that may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

S-ii

SUMMARY
     This summary may not contain all of the information that may be important to you. This summary contains basic information about us and this offering and highlights selected information from this prospectus supplement. You should read this entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated in this prospectus supplement and the accompanying prospectus before making an investment decision. In this prospectus supplement, unless the context indicates otherwise, the words “FirstEnergy,” “we,” “our,” “ours” and “us” refer to FirstEnergy Corp.
FirstEnergy Corp.
     FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Our subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Our 10 electric utility distribution companies’ combined distribution service areas encompass approximately 67,000 square miles in Ohio, New Jersey, Pennsylvania, West Virginia, New York and Maryland. The areas they serve have a combined population of approximately 14 million and our generation subsidiaries control approximately 24,000 megawatts of capacity.
     We are an Ohio corporation, and our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308-1890. Our telephone number is (800) 736-3402.
     On February 25, 2011, we and Allegheny Energy consummated the merger (the “Merger”) of Element Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of FirstEnergy (“Merger Sub”) with and into Allegheny Energy, with Allegheny Energy surviving the Merger as a wholly-owned subsidiary of FirstEnergy, as provided by the Agreement and Plan of Merger dated as of February 10, 2010, as amended on June 4, 2010 (the “Merger Agreement”) by and among FirstEnergy, Allegheny Energy and Merger Sub. All shares of Allegheny Energy’s common stock, par value $1.25 per share (the “Allegheny Energy Common Stock”) issued or outstanding immediately prior to the effective time of the Merger are now no longer outstanding, and only represent the right to receive the consideration described in the Merger Agreement consisting of 0.667 of a share of FirstEnergy’s common stock, par value $0.10 per share, in exchange for each share of Allegheny Energy Common Stock and cash in lieu of fractional shares.
     At the effective time of the Merger, each outstanding option issued pursuant to the LTIPs, whether vested or unvested, converted into corresponding options with respect to our common stock, subject to adjustment to the number of shares and exercise price based upon the exchange ratio for the Merger. The Deferred Stock Rights under the Director Stock Plan and Directors Deferred Compensation Plan converted into the right to receive shares of our common stock, subject to adjustment based upon the exchange ratio for the Merger.
The Offering

Issuer	FirstEnergy Corp.

Common stock offered	75,844 shares of common stock, par value $0.10 per share, all of which are issuable to former employees and non-employee directors of Allegheny Energy pursuant to options and Deferred Stock Rights assumed by us in connection with the Merger.

Use of Proceeds	If all the options to acquire common stock granted to former employees of Allegheny Energy are exercised in full, we will receive total cash proceeds of approximately $926,500. We intend to use these net proceeds for general corporate purposes.

New York Stock Exchange symbol	FE

RISK FACTORS
     Investing in our common stock involves risks. Please see the risk factors described in our most recent Annual Report on Form 10-K and, to the extent applicable, our subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission, which are all incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. Any of these risks, as well as other risks and uncertainties, could materially harm our business, financial condition, results of operations or cash flows. In that case, the value or trading price of our common stock could decline, and you could lose part or all of your investment.
USE OF PROCEEDS
     If all of the assumed options granted to former employees of Allegheny Energy are exercised in full, we will issue 21,719 shares of our common stock for total cash proceeds of approximately $926,500. We will not receive any proceeds from the issuance of our common stock pursuant to Deferred Stock Rights. We currently intend to use the net proceeds from any exercises of these options for general corporate purposes. General corporate purposes may include repayment of debt, repurchases of outstanding shares of common stock, acquisitions, investments, additions to working capital, capital expenditures, and advances to or investments in our subsidiaries or other business enterprises. Net proceeds may be temporarily invested prior to use.
ALLEGHENY ENERGY LONG-TERM INCENTIVE PLANS
Overview
     On February 25, 2011, we and Allegheny Energy consummated the Merger. Pursuant to the Merger Agreement, we agreed to assume certain outstanding options to purchase shares of Allegheny Energy Common Stock held by former employees of Allegheny Energy. Those options were issued by Allegheny Energy under the LTIPs. Upon the completion of the Merger, those options became exercisable to purchase shares of our common stock, subject to appropriate adjustments to the number of shares and the exercise price of each such option. This section of the prospectus supplement relates to the shares of our common stock that may be issued upon exercise of those assumed options.
     This section of the prospectus supplement only discusses the treatment of stock options held by former employees of Allegheny Energy that were assumed by us under the Merger Agreement.
Introduction
1.	How do the LTIPs work?
     Under the LTIPs, awards may be granted in the form of stock options, stock appreciation rights, restricted shares, restricted stock units and performance awards. All outstanding stock options granted by Allegheny Energy to former employees under the LTIPs were assumed and converted as part of the Merger and are discussed in this prospectus supplement. A committee appointed by the Board of Directors of Allegheny Energy was authorized to designate key employees and directors of Allegheny Energy and its subsidiaries to receive grants of stock options and to set the terms and conditions of the stock option awards as it deemed appropriate. The terms and conditions for a stock option award are set forth in an award agreement (the “Award Agreement”). The terms and conditions of the LTIPs are governed by the official LTIP documents. In the event of any inconsistency between this prospectus supplement and the official Plan documents or your Award Agreement, the LTIP documents or your Award Agreement will control.
     Following the Merger, the Board of Directors of FirstEnergy (the “Board”) or a committee appointed by the Board (the “Committee”) will administer the LTIPs and the outstanding awards under the LTIPs.
2.	What is the purpose of the LTIPs?
     The purpose of the LTIPs was to provide option holders an opportunity to acquire a proprietary interest in Allegheny Energy and an incentive to increase the prosperity, growth and earnings of Allegheny Energy.
3.	Does FirstEnergy intend to grant additional awards under the LTIPs?

     Currently, FirstEnergy does not intend to issue additional awards under either of the LTIPs.
Basics Of Plan Participation
4.	How did the completion of the Merger affect my awards?
     Upon completion of the Merger on February 25, 2011, each outstanding stock option to purchase Allegheny Energy Common Stock was assumed and converted pursuant to the Merger Agreement into a stock option to acquire shares of FirstEnergy common stock. The stock option has been adjusted to preserve the value of the award. The number of shares of FirstEnergy common stock underlying each stock option has been determined by multiplying the number of shares of Allegheny Energy Common Stock subject to such stock option immediately prior to the completion of the Merger by the 0.667 exchange ratio, and rounding down to the nearest whole share. The exercise price per share of each stock option has been determined by dividing the per share exercise price of such stock option by the 0.667 exchange ratio, and rounding up to the nearest whole cent.
     Except as set forth in this prospectus supplement, all other terms and conditions of your stock option remain the same as were in effect immediately prior to the completion of the Merger.
5.	How will a change in our shares of common stock affect my award?
     Your stock option will be proportionately adjusted to reflect any increase or decrease in the number of our issued and outstanding shares of common stock resulting from a change in FirstEnergy’s capital structure or distributions to stockholders (including any stock dividend, recapitalization, stock split, combination, merger, consolidation, exchange, acquisition, reorganization or similar change in the capital structure of FirstEnergy).
Stock Options
6.	What is a stock option?
     A stock option gives you the right to purchase shares of our common stock at the exercise price.
7.	Are there different types of stock options?
     Yes, there are nonqualified stock options and “incentive stock options”, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Some of the differences between nonqualified and incentive stock options are explained in Questions 18-21 below.
8.	What are the terms of my stock option?
     Allegheny Energy originally determined the terms of your grant. At the time of grant, you were given an Award Agreement that tells you the original number of shares covered by the stock option, the original exercise price, the expiration date, any conditions to exercise and any other terms or conditions that apply. As discussed in Question 4 above, the number of shares covered by the stock option and the exercise price have been adjusted in connection with the Merger.
9.	How is the exercise price of my stock option determined?
     The exercise price of stock options can be no less than the fair market value of a share (as defined in the LTIPs) on the date it was granted. As discussed in Question 4 above, the number of shares covered by the stock option and the exercise price have been adjusted in connection with the Merger.
10.	When can I exercise my stock options?
     Your stock options are fully vested and exercisable through the expiration of your grant (see Question 12 below).
11.	How do I exercise my stock options?
     If you want to exercise your converted stock options, you should contact E*TRADE at (800) 838-0908.

12.	When do my stock options expire?
     Generally, stock options expire 90 days after the holder’s date of termination of employment. After the stock option’s expiration date, you can no longer exercise your option. If certain events occur—such as your death or disability—your stock option may expire later. The LTIPs and/or your Award Agreement include this information, which may vary among your stock options. Please read the applicable Plan and/or your Award Agreement carefully so that you understand the effect of various events.
Restrictions On Transfer And Sale
13.	Are my stock options transferable?
     Generally, you cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate your stock options, other than by will or the laws of descent and distribution or a qualified domestic relations order, depending on the terms of the LTIPs and/or your Award Agreement. Unless otherwise provided in the LTIPs and/or your Award Agreement, during your lifetime, only you can exercise the rights associated with a stock option.
14.	What restrictions might apply to the shares I acquire?
     You are not subject to additional restrictions imposed by FirstEnergy.
General Plan Information
15.	How are the LTIPs administered now?
     The LTIPs are administered now by our Board. All questions of interpretation or application of the LTIPs are determined by the Board, and its decisions are final.
     If you have additional questions about this prospectus supplement or the LTIPs in general, you should direct your questions to FirstEnergy’s Corporate Department at (800) 631-8945.
16.	Can the LTIPs be amended, suspended or discontinued?
     Our Board generally may amend, suspend or discontinue the LTIPs, or any part of the LTIPs, at any time or for any reason. However, no amendment that would materially and adversely affect your rights under an outstanding stock option may be made without your consent.
U.S. Income Tax Implications
     The discussion below is a general description of the expected U.S. Federal income tax effects of stock options based on current law. This section only applies to your stock option if you are subject to U.S. taxation. The discussion does not address Social Security, state, local or foreign taxes, or any other tax consequences that may be relevant to you based on your particular circumstances. Because these stock options involve complex tax considerations, we urge you to consult your personal tax advisor before you make any decisions about your stock option.
     FirstEnergy is not guaranteeing any particular tax results related to your stock option. FirstEnergy will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws.
     IRS CIRCULAR 230 DISCLAIMER: TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS COMMUNICATION (AND ATTACHMENTS) IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY YOU FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN AS PART OF THE DISCLOSURE IN THIS PROSPECTUS SUPPLEMENT, WHICH IS BEING USED BY US IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS

ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
17.	Are the LTIPs tax-qualified or subject to ERISA?
     The LTIPs are not governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and neither of the LTIPs is a “qualified retirement plan” under section 401(a) of the Internal Revenue Code.
18.	When will I be taxed with respect to a nonqualified stock option?
     In general, you are not subject to tax at the time a nonqualified stock option is granted. Generally, you will recognize ordinary income for U.S. Federal income tax purposes in the year in which the nonqualified stock option is exercised in an amount equal to the excess of (a) the fair market value of the purchased shares on the exercise date over (b) the exercise price. FirstEnergy will have to collect any applicable withholding taxes with respect to such income.
19.	Will I recognize additional income when I sell shares acquired under a nonqualified stock option?
     Yes. You will recognize capital gain to the extent the amount realized upon the sale of such shares exceeds their fair market value at the time you recognized the ordinary income (in general, the exercise date) with respect to their acquisition. A capital loss will result to the extent the amount realized upon the sale is less than such fair market value. The gain or loss will be long-term if the shares are held for more than one year prior to the disposition. The holding period generally starts at the time the nonqualified stock option is exercised.
20.	When will I be taxed with respect to an incentive stock option?
     In general, you are not subject to tax at the time an incentive stock option is granted. You will not recognize income for purposes of the regular federal income tax upon the exercise of an incentive stock option and FirstEnergy will not withhold any taxes. However, for purposes of the alternative minimum tax, in the year in which you exercise an incentive stock option, the amount by which the fair market value of the shares acquired upon exercise exceeds the exercise price will be included in your alternative minimum taxable income and may subject you to alternative minimum tax (“AMT”). FirstEnergy is not required to withhold taxes with respect to such income.
21.	Will I recognize additional income when I sell shares acquired under an incentive stock option?
     Yes. You will recognize income when you sell stock acquired upon exercise of an incentive stock option. If you dispose of the shares acquired upon exercise of an incentive stock option after the later of two years from the date the stock option was granted and one year from the date the shares were transferred to you upon the exercise of the stock option, you will recognize long-term capital gain or loss in the amount of the difference between the amount realized on the sale and the exercise price.
     If you dispose of shares acquired upon your exercise of an incentive stock option before satisfying both holding period requirements (a disqualifying disposition), your gain recognized on the disposition will be taxed as ordinary income to the extent of the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time you held your shares before the disposition.
     If you surrender shares received through a prior exercise of an incentive stock option to pay the exercise price of any stock option and the holding period requirements of the surrendered shares have not been met, a disqualifying disposition of the shares used to pay the exercise price occurs resulting in ordinary income (or loss) to you. If you surrender the shares for which the holding period requirements have been met, or shares that were not received upon the exercise of an incentive stock option, you will recognize no gain or loss on the surrendered shares. Any basis in the surrendered shares continues to apply to an equal number of shares received, and the basis of any shares received in excess of the number surrendered will equal the amount of additional cash, if any, that was paid. Your holding period for purposes of determining whether you have a disqualifying disposition for the new shares will begin on the date the stock option was exercised.

22.	What is the alternative minimum tax?
     The AMT is an alternative method of calculating the income tax you must pay each year in order to assure that a minimum amount of tax is paid for the year. The AMT is based upon a determination of your alternative minimum taxable income (“AMTI”) for a particular taxable year. Your AMTI is determined by your regular taxable income for the year, subject to adjustment of certain additional items of income and tax preference including the spread on an incentive stock option (the excess of the fair market value of the purchased shares at the time of exercise over the exercise price paid per share) at the time of exercise, whether or not the shares are subsequently disposed of in a disqualifying disposition and the disallowance or limitation of certain deductions otherwise allowable for regular tax purposes. The AMT will, however, be payable only to the extent that it exceeds your regular U.S. Federal income tax for the year (computed without regard to certain credits and special taxes). Regardless of whether the adjustment resulted in a need to pay AMT, the basis of the shares acquired for AMT purposes is increased by the spread included in AMTI, thus reducing the amount of gain included in AMTI in the year the shares are sold.
23.	What are FirstEnergy’s tax effects in connection with stock options?
     We generally will be entitled to a deduction in the same amount and at the same time that you recognize ordinary income related to nonqualified stock options, but will generally not be entitled to a deduction when you recognize capital gain or loss related to incentive stock options, unless the disposition results in a disqualified disposition.
ALLEGHENY NON-EMPLOYEE DIRECTOR STOCK PLAN AND DIRECTORS DEFERRED
COMPENSATION PLAN
Overview
     Pursuant to the Merger Agreement, we agreed to assume certain Deferred Stock Rights held by former non-employee directors of Allegheny Energy. Those Deferred Stock Rights relate to shares that were issuable by Allegheny Energy under the Director Stock Plan, but that instead were deferred in accordance with the terms of the Directors Deferred Compensation Plan. Those Deferred Stock Rights have been adjusted to reflect the number of shares of our common stock based upon the exchange ratio for the Merger and will be payable pursuant to the terms of the Directors Deferred Compensation Plan. This section of the prospectus supplement relates to the shares of our common stock that are issuable pursuant to those Deferred Stock Rights.
     This section of the prospectus supplement only discusses the treatment of Deferred Stock Rights held by former non-employee directors of Allegheny Energy that were assumed by us under the Merger Agreement.
Introduction
24.	How do the Director Stock Plan and Directors Deferred Compensation Plan work?
     Under the Director Stock Plan, quarterly awards were granted in the form of stock, which participants could elect to defer in accordance with the terms of the Directors Deferred Compensation Plan. All outstanding Deferred Stock Rights of former non-employee directors of Allegheny Energy were assumed and converted as part of the Merger and are discussed in this prospectus supplement. The Board of Directors of Allegheny Energy was authorized to administer the Director Stock Plan and the Directors Deferred Compensation Plan and to set the terms and conditions of those plans as it deemed appropriate. The terms and conditions of the Director Stock Plan are governed by the official Director Stock Plan and the terms of the Directors Deferred Compensation Plan are governed by the official Directors Deferred Compensation Plan. In the event of any inconsistency between this prospectus supplement and the official Director Stock Plan or the official Directors Deferred Compensation Plan, the plans will control.
     Following the Merger, the Board or the Committee will administer the Director Stock Plan and the Directors Deferred Compensation Plan and the outstanding Deferred Stock Rights issuable thereunder.
25.	What is the purpose of the Director Stock Plan?

     The purpose of the Director Stock Plan was to attract and retain non-employee directors by encouraging and enabling them to acquire a financial interest in Allegheny Energy through the issuance of shares of common stock in respect of their services as directors.
26.	What is the purpose of the Directors Deferred Compensation Plan?
     The purpose of the Directors Deferred Compensation Plan was to provide a means for the elective deferral of fees payable to non-employee directors of Allegheny Energy.
27.	Does FirstEnergy intend to grant additional awards under the Director Stock Plan?
     Currently, FirstEnergy does not intend to issue additional awards under the Director Stock Plan.
Basics Of Plan Participation
28.	How did the completion of the Merger affect my Deferred Stock Rights?
     Upon completion of the Merger on February 25, 2011, each Deferred Stock Right was converted pursuant to the Merger Agreement into the right to receive shares of FirstEnergy common stock and will be payable in accordance with your election pursuant to the Directors Deferred Compensation Plan. The Deferred Stock Rights have been adjusted to preserve the value of the awards. The number of shares of FirstEnergy common stock underlying each Deferred Stock Right has been determined by multiplying the number of shares of Allegheny Energy Common Stock subject to such Deferred Stock Right on the date of conversion by the 0.667 exchange ratio, and rounding down to the nearest whole share.
     Except as set forth in this prospectus supplement, all other terms and conditions of your Deferred Stock Rights remain the same as were in effect immediately prior to the completion of the Merger.
29.	How will a change in our shares of common stock affect my Deferred Stock Rights?
     Your Deferred Stock Rights will be proportionately adjusted to reflect any increase or decrease in the number of our issued and outstanding shares of common stock resulting from a change in FirstEnergy’s capital structure or distributions to stockholders (including any stock dividend, recapitalization, stock split, combination, merger, consolidation, exchange, acquisition, reorganization or similar change in the capital structure of FirstEnergy).
Deferred Stock Rights
30.	What are the terms of my Deferred Stock Rights?
     Allegheny Energy originally determined the terms of your grant. The Director Stock Plan and the Directors Deferred Compensation Plan explain the terms or conditions that apply to your Deferred Stock Right. As discussed in Question 28 above, the number of shares covered by the Deferred Stock Rights have been adjusted in connection with the Merger.
31.	When and how can I exercise my Deferred Stock Rights?
     Your Deferred Stock Rights were automatically converted into the right to receive shares of our common stock, which will be payable in accordance with the terms of the Directors Deferred Compensation Plan.
Restrictions On Transfer And Sale
32.	Are my Deferred Stock Rights transferable?
     Generally, you cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate your Deferred Stock Rights, other than by will or the laws of descent and distribution or a qualified domestic relations order, depending on the terms of the Director Stock Plan and the Directors Deferred Compensation Plan.
33.	What restrictions might apply to the shares I acquire?

     You are not subject to additional restrictions imposed by FirstEnergy.
General Plan Information
34.	How are the Director Stock Plan and the Directors Deferred Compensation Plan administered now?
     The Director Stock Plan and the Directors Deferred Compensation Plan are administered now by our Board. All questions of interpretation or application of the Director Stock Plan and the Directors Deferred Compensation Plan are determined by the Board, and its decisions are final.
     If you have additional questions about this prospectus supplement or the Director Stock Plan and the Directors Deferred Compensation Plan in general, you should direct your questions to FirstEnergy’s Corporate Department at (800) 631-8945.
U.S. Income Tax Implications
     The discussion below is a general description of the expected U.S. Federal income tax effects of the Deferred Stock Rights based on current law. This section only applies to your Deferred Stock Rights if you are subject to U.S. taxation. The discussion does not address Social Security, state, local or foreign taxes, or any other tax consequences that may be relevant to you based on your particular circumstances. Because these Deferred Stock Rights involve complex tax considerations, we urge you to consult your personal tax advisor before you make any decisions about your Deferred Stock Rights.
     FirstEnergy is not guaranteeing any particular tax results related to your Deferred Stock Rights. FirstEnergy will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws. The Deferred Stock Rights are intended to comply with Section 409A of the Internal Revenue Code, and applicable guidance thereunder such that no amounts are includible in income of a participant prior to the distribution of the Deferred Stock Right. To the extent a provision of the Directors Deferred Compensation Plan violates Section 409A of the Internal Revenue Code, and is not corrected, as applicable, the Deferred Stock Rights may be taxable to participants prior to payment, and otherwise subject to penalties and additional taxes.
     IRS CIRCULAR 230 DISCLAIMER: TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS COMMUNICATION (AND ATTACHMENTS) IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON BY YOU FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON YOU UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS WRITTEN AS PART OF THE DISCLOSURE IN THIS PROSPECTUS SUPPLEMENT, WHICH IS BEING USED BY US IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
35.	Are the Director Stock Plan and the Directors Deferred Compensation Plan tax-qualified or subject to ERISA?
     The Director Stock Plan and the Directors Deferred Compensation Plan are not governed by the ERISA, and are not “qualified retirement plans” under section 401(a) of the Internal Revenue Code.
36.	When will I be taxed with respect to a Deferred Stock Right?
     Upon receipt of a payment of a Deferred Stock Right under the Directors Deferred Compensation Plan, you will recognize ordinary income in an amount equal to the fair market value of our common stock at the time that shares are issued to you.
37.	Will I recognize additional income when I sell shares acquired pursuant to a Deferred Stock Right?
     Yes. You will recognize capital gain to the extent the amount realized upon the sale of such shares exceeds their fair market value at the time you recognized the ordinary income (in general, the exercise date) with respect to their acquisition. A capital loss will result to the extent the amount realized upon the sale is less than such fair market value. The gain or loss will be long-term if the shares are held for more than one year prior to the disposition. The holding period generally starts at the time the stock is acquired.
38.	What are FirstEnergy’s tax effects in connection with Deferred Stock Rights?
     We generally will be entitled to a deduction in the same amount and at the same time that you recognize ordinary income related to Deferred Stock Rights. FirstEnergy has no tax consequences upon your final disposition of your shares.
PLAN OF DISTRIBUTION
     This prospectus covers the shares of our common stock that are issuable upon exercise of options granted to former employees of Allegheny Energy under the LTIPs and certain Deferred Stock Rights held by former non-employee directors of Allegheny under the Director Stock Plan and the Directors Deferred Compensation Plan assumed by us in connection with the Merger. Former employees and non-employee directors include executors, administrators or beneficiaries of the estates of deceased employees or non-employee directors, guardians or members of a committee for incompetent former employees or non-employee directors, or similar persons duly authorized by law to administer the estate or assets of former employees or non-employee directors. We are offering these shares of our common stock directly to the holders of these options according to the terms of their Award Agreements and to the holders of Deferred Stock Rights according to the terms of the Director Stock Plan. We are not using an underwriter in connection with this offering. These shares will be listed for trading on the New York Stock Exchange.
     In order to facilitate the exercise of the options, we will furnish, at our expense, such reasonable number of copies of this prospectus to each holder of options as the holder may request, together with instructions that such copies be delivered to the beneficial owners of these options.
INTERESTS OF NAMED EXPERTS AND COUNSEL
     The legality of the Common Stock offered pursuant to this prospectus supplement is passed on for FirstEnergy by Robert P. Reffner, Esq., Vice President, Legal, of FirstEnergy’s subsidiary FirstEnergy Service Company. As of December 31, 2010, Mr. Reffner beneficially owned approximately 28,090 shares of FirstEnergy’s common stock, which includes 11,855 shares of restricted stock and 9,658 shares of unvested restricted stock units.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The consolidated financial statements, financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting), of FirstEnergy Corp. incorporated in this prospectus by reference to FirstEnergy’s Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS
Common Stock
Preferred Stock
Debt Securities
Warrants
Share Purchase Contracts
Share Purchase Units

     This prospectus relates to common stock, preferred stock, debt securities, warrants, share purchase contracts, and share purchase units that FirstEnergy Corp. may offer from time to time. The securities may be offered in one or more series and in an amount or number, at prices and on other terms and conditions that we will determine at the time of the offering.
     We will provide specific terms of these offerings and securities in supplements to this prospectus. You should read carefully this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
     Our common stock is listed on the New York Stock Exchange, or NYSE, under the trading symbol “FE.”
     Investing in these securities involves certain risks. See “ Risk Factors” on page 1 to read about factors you should consider before buying our securities.
     We may offer these securities directly or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. See the “Plan of Distribution” section beginning on page 13 of this prospectus for more information.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated September 22, 2008

     You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell our securities.

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ABOUT THIS PROSPECTUS
     This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing an automatic shelf registration process. We may use this prospectus to offer and sell from time to time any one or a combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will describe in an accompanying prospectus supplement the type, amount or number and other terms and conditions of the securities being offered, the price at which the securities are being offered, and the plan of distribution for the securities. The specific terms of the offered securities may vary from the general terms of the securities described in this prospectus, and accordingly the description of the securities contained in this prospectus is subject to, and qualified by reference to, the specific terms of the offered securities contained in the accompanied prospectus supplement. Our business, financial condition, results of operations and prospects may have changed since that date. The prospectus supplement may also add, update or change information contained in this prospectus. including information about us, contained in this prospectus. You should assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate only as of the date on the front cover of the applicable document. Therefore, for a complete understanding of the offered securities, you should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
     For more detailed information about the securities, you can also read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.
     In this prospectus, unless the context indicates otherwise, the words “FirstEnergy,” “the company,” “we,” “our,” “ours” and “us” refer to FirstEnergy Corp. and its consolidated subsidiaries.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     Some of the statements contained in this prospectus and incorporated by reference into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements include declarations regarding our or our management’s intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.
     The forward-looking statements contained and incorporated by reference herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:
•	the speed and nature of increased competition in the electric utility industry and legislative and regulatory changes affecting how generation rates will be determined following the expiration of existing rate plans in Ohio and Pennsylvania;

•	the impact of the rulemaking process of Public Utilities Commission of Ohio, or PUCO, on the Ohio companies’ July 2008 Electric Security Plan and Market Rate Offer filings;

•	economic or weather conditions affecting future sales and margins;

•	changes in markets for energy services;

•	changing energy and commodity market prices and availability;

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•	replacement power costs being higher than anticipated or inadequately hedged;

•	the continued ability of FirstEnergy’s regulated utilities to collect transition and other charges or to recover increased transmission costs;

•	maintenance costs being higher than anticipated;

•	other legislative and regulatory changes, revised environmental requirements, including possible greenhouse gases emission regulations;

•	the impact of the U.S. Court of Appeals’ July 11, 2008 decision to vacate the Clean Air Interstate Rules and the scope of any laws, rules or regulations that may ultimately take their place;

•	the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement our air quality compliance plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the consent decree resolving the new source review litigation or other potential regulatory initiatives;

•	adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits and oversight) by the Nuclear Regulatory Commission (including, but not limited to, the Demand for Information issued to FirstEnergy Nuclear Operating Company on May 14, 2007);

•	the timing and outcome of various proceedings before:

•	the PUCO (including, but not limited to, the distribution rate cases and the generation supply plan filing for our Ohio operating subsidiaries and the successful resolution of the issues remanded to the PUCO by the Ohio Supreme Court regarding the Rate Stabilization Plan and Rate Certainty Plan including the deferral of fuel costs); and

•	the Pennsylvania Public Utility Commission (including the resolution of the Petitions for Review filed with the Commonwealth Court of Pennsylvania with respect to the transition rate plan for Metropolitan Edison Company and Pennsylvania Electric Company);

•	the continuing availability of generating units and their ability to operate at, or near full capacity;

•	the changing market conditions that could affect the value of assets held in our nuclear decommissioning trusts, pension trusts and other trust funds;

•	our ability to comply with applicable state and federal reliability standards;

•	the ability to improve electric commodity margins and to experience growth in the distribution business;

•	the ability to access the public securities and other capital markets and the cost of such capital;

•	the risks and other factors discussed from time to time in our filings with the SEC, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q incorporated herein by reference and in this prospectus or any prospectus supplement under the heading “Risk Factors”; and

•	other similar factors.
     Any forward-looking statements speak only as of the date of this prospectus, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict all of such factors, nor can we assess the impact of any such factors on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward- looking statements. The foregoing review of factors should not be construed as exhaustive.

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THE COMPANY
     We are a diversified energy company headquartered in Akron, Ohio. Our subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Our seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.5 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania and New Jersey; and our generation subsidiaries control more than 14,000 megawatts of capacity.
     We are a Ohio corporation, and our principal executive offices are located at 76 South Main Street, Akron, Ohio 44308. Our telephone number is (330) 384-5620.
RISK FACTORS
     Investing in our securities involves risks. Before purchasing any securities we offer, you should carefully consider the risk factors that are incorporated by reference herein from the section captioned “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008, together with all of the other information included in this prospectus and any prospectus supplement and any other information that we have incorporated by reference, including annual, quarterly and other reports filed with the SEC subsequent to the date hereof. Any of these risks, as well as other risks and uncertainties, could harm our financial condition, results of operations or cash flows. See also “Cautionary Note Regarding Forward-Looking Statements” in this prospectus.
USE OF PROCEEDS
     We intend to use the net proceeds we receive from issuance of the securities offered under this prospectus for general corporate purposes, unless otherwise specified in the prospectus supplement relating to a specific issue of securities. General corporate purposes may include, but are not limited to, financing and operating activities, capital expenditures, acquisitions, maintenance of our assets and refinancing our existing indebtedness.
RATIO OF EARNINGS TO FIXED CHARGES
     The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus. We have not presented a ratio of earnings to combined fixed charges and preferred stock dividends because we did not have preferred stock outstanding during any such periods. Therefore, our ratio of earnings to combined fixed charges and preferred dividends for any given period is equivalent to our ratio of earnings to fixed charges.

						Six Months
						Ended
	Year Ended December 31,					June 30,
	2003	2004	2005	2006	2007	2007	2008
Consolidated Ratio of Earnings to Fixed Charges(1)	1.75	2.64	2.74	3.14	3.21	3.11	2.82

(1)	“Earnings” for purposes of the calculation of Ratio of Earnings to Fixed Charges have been computed by adding to “Income before extraordinary items” total interest and other charges, before reduction for amounts capitalized and deferred, provision for income taxes and the estimated interest element of rentals charged to income. “Fixed charges” include interest on long-term debt, other interest expense, subsidiaries’ preferred stock dividend requirements and the estimated interest element of rentals charged to income.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK
     Certain provisions of our Amended Articles of Incorporation and Amended Code of Regulations are summarized or referred to below. The summaries are merely an outline, do not purport to be complete, do not relate to or give effect to the provisions of statutory or common law, and are qualified in their entirety by express reference to our Amended Articles of Incorporation and Amended Code of Regulations.
     We are authorized by our Amended Articles of Incorporation to issue 375,000,000 shares of common stock, par value $.10 per share, of which 304,835,407 shares were issued and outstanding as of August 14, 2008. The common stock currently outstanding is, and the common stock offered pursuant to this prospectus will be, fully paid and non-assessable.
     We are also authorized by our Amended Articles of Incorporation to issue 5,000,000 shares of preferred stock, par value $100 per share, of which none are currently issued and outstanding. Our Amended Articles of Incorporation give our board of directors authority to issue preferred stock from time to time in one or more classes or series. Preferred stock could be issued with terms that could delay, defer or prevent a change of control of FirstEnergy.
Dividend Rights
     Subject only to any prior rights and preferences of any shares of our preferred stock that may in the future be issued and outstanding, the holders of the common stock are entitled to receive dividends when, as and if declared by our board of directors out of legally available funds. There can be no assurance that funds will be legally available to pay dividends at any given time or that, if funds are available, the board of directors will declare a dividend.
Liquidation Rights
     In the event of our dissolution or liquidation, the holders of our common stock will be entitled to receive, pro rata, after the prior rights of the holders of any issued and outstanding shares of our preferred stock have been satisfied, all of our assets that remain available for distribution after payment in full of all of our liabilities.
Voting Rights
     The holders of our common stock are entitled to one vote on each matter submitted for their vote at any meeting of our shareholders for each share of common stock held as of the record date for the meeting. Under our Amended Articles of Incorporation, the voting rights, if any, of our preferred stock may differ from the voting rights of our common stock. The holders of our common stock are not entitled to cumulate their votes for the election of directors.
     In order to amend or repeal, or adopt any provision inconsistent with, the provisions of our Amended Articles of Incorporation dealing with:
•	the right of the board of directors to establish the terms of unissued shares or to authorize our acquisition of our outstanding shares;

•	the absence of cumulative voting and preemptive rights; or

•	the requirement that at least 80% of the voting power of our outstanding shares must approve the foregoing;
     at least 80% of the voting power of our outstanding shares must approve. In addition, the approval of at least 80% of the voting power of our outstanding shares must be obtained to amend or repeal the provisions of our Amended Code of Regulations dealing with:
•	the time and place of shareholders’ meetings, the manner in which special meetings of shareholders are called or the way business is conducted at such meetings;

•	the number, election and terms of directors, the manner of filling vacancies on the board of directors, the removal of directors or the manner in which directors are nominated; or

•	the indemnification of officers or directors.

     Amendment of the provision of the Amended Code of Regulations that requires the approval of 80% of the voting power of our outstanding shares in the instances enumerated above requires the same level of approval.
     Adoption of amendments to our Amended Articles of Incorporation (other than those requiring 80% approval as specified above), adoption of a plan of merger, consolidation or reorganization, authorization of a sale or other disposition of all or substantially all of our assets not made in the usual and regular course of its business or adoption of a resolution of dissolution, and any other matter which would otherwise require a two-thirds approving vote, require the approval of two-thirds of the voting power of our outstanding shares, unless our board of directors provides otherwise, in which case, these matters will require the approval of a majority of the voting power of our outstanding shares and the approval of a majority of the voting power of any shares entitled to vote as a class.
Ohio Law Anti-takeover Provisions
     Chapter 1704 of the Ohio General Corporation Law applies to a broad range of business combinations between an Ohio corporation and an interested shareholder. The Ohio law definition of “business combination” includes mergers, consolidations, combinations or majority share acquisitions. An “interested shareholder” is defined as a shareholder who, directly or indirectly, exercises or directs the exercise of 10% or more of the voting power of the corporation in the election of directors.
     Chapter 1704 restricts corporations from engaging in business combinations with interested shareholders, unless the articles of incorporation provide otherwise, for a period of three years following the date on which the shareholder became an interested shareholder, unless the directors of the corporation have approved the business combination or the interested shareholder’s acquisition of shares of the corporation prior to the date the shareholder became an interested shareholder. After the initial three-year moratorium, Chapter 1704 prohibits such transactions absent approval by the directors of the interested shareholder’s acquisition of shares of the corporation prior to the date that the shareholder became an interested shareholder, approval by disinterested shareholders of the corporation or the transaction meeting certain statutorily defined fair price provisions.
     Under Section 1701.831 of the Ohio General Corporation Law, unless the articles of incorporation, the regulations adopted by the shareholders, or the regulations adopted by the directors pursuant to division (A)(1) of Section 1701.10 of the Ohio General Corporation Law provide otherwise, any control share acquisition of a corporation can only be made with the prior approval of the corporation’s shareholders. A “control share acquisition” is defined as the acquisition, directly or indirectly, by any person of shares of a corporation that, when added to all other shares of that corporation in respect of which the person may exercise or direct the exercise of voting power, would enable that person, immediately after the acquisition, directly or indirectly, alone or with others, to exercise levels of voting power of the corporation in the election of directors in any of the following ranges: at least 20% but less than 33 1 / 3%; at least 33 1 / 3 % but no more than 50%; or more than 50%.
Anti-takeover Effects
     Some of the supermajority provisions of our Amended Articles of Incorporation and Amended Code of Regulations and the rights or the provisions of Ohio law described above, individually or collectively, may discourage, deter, delay or impede a tender offer or other attempt to acquire control of FirstEnergy even if the transaction would result in the shareholders receiving a premium for their shares over current market prices or if the shareholders otherwise believe the transaction would be in their best interests.
     On November 18, 1997, we authorized and declared a dividend of a one share purchase right for each outstanding share of our common stock. Each right entitled the registered holder to purchase one share of our common stock at a purchase price of $70 per share, if and when the rights became exercisable in the event that we became the subject of a takeover attempt or other merger or acquisition. The rights, which could have had anti-takeover effects by causing substantial dilution to a person or group that attempted to acquire us unless redeemed by our board of directors, were not extended or redeemed by our board of directors prior to their expiration on November 28, 2007.
No Preemptive or Conversion Rights
     Holders of our common stock have no preemptive or conversion rights and are not subject to further calls or assessments by us. There are no redemption or sinking fund provisions applicable to our common stock.
Listing
     Shares of our common stock are traded on the New York Stock Exchange under the symbol “FE.”
Transfer Agent and Registrar
     The Transfer Agent and Registrar for our common stock is FirstEnergy Securities Transfer Company, our wholly owned subsidiary.
Dividend Information
     Cash dividends, per share of our common stock, declared in 2008 through the date of this prospectus include two quarterly payments of $0.55 per share in 2008. Cash dividends, per share of our common stock, declared in 2007 include three quarterly payments of $0.50 per share in 2007 and one quarterly payment of $0.55 per share in 2008, increasing the indicated annual dividend rate from $2.00 to $2.20 per share. Dividends declared in 2006 include three quarterly payments of $0.45 per share in 2006 and one quarterly payment of $0.50 per share paid in 2007. Dividends declared in 2005 include two quarterly payments of $0.4125 per share in 2005, one quarterly payment of $0.43 per share in 2005 and one quarterly payment of $0.45 per share in 2006. Dividends declared in 2004 include four quarterly dividends of $0.375 per share paid in 2004 and a quarterly dividend of $0.4125 per share paid in 2005. Dividends declared in 2003 include four quarterly dividends of $0.375 per share. Dividends on our common stock are paid as declared by our board of directors and are typically paid on the first day of March, June, September and December. Future dividends will depend on our future earnings and the ability of our regulated subsidiaries to pay cash dividends to us which are subject to certain regulatory limitations and also subject to charter and indenture limitations for some of those subsidiaries’ that may, in general, restrict the amount of retained earnings available for these dividends. These limitations, however, do not currently materially restrict payment of these dividends.
DESCRIPTION OF DEBT SECURITIES
     The debt securities that we may offer from time to time by this prospectus will be our senior unsecured debt securities and will rank equally with all of our other unsecured and unsubordinated debt. The debt securities will be issued under an indenture, dated as of November 15, 2001, between us and The Bank of New York Mellon, as trustee. The indenture gives us broad authority to set the particular terms of each series of debt securities, including the right to modify certain of the terms contained in the indenture. The particular terms of a series of debt securities and the extent, if any, to which such particular terms modify the terms of the indenture or otherwise vary from the terms and provisions set forth below will be described in the prospectus supplement relating to those debt securities.
     The indenture contains the full text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the debt securities or the indenture. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of terms used in the indenture. You should read the indenture incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus or in a prospectus supplement, these sections or defined terms are incorporated by reference herein or in the prospectus supplement. This summary also is subject to and qualified by reference to the description of the particular terms of the debt securities described in the applicable prospectus supplement or supplements.
     If applicable, the prospectus supplement relating to an issue of debt securities will describe any special United States federal income tax considerations relevant to those debt securities.
     There is no requirement under the indenture that future issues of our debt securities be issued under the indenture. We will be free to use other indentures or documentation, containing provisions different from those included in the indenture or applicable to one or more issues of debt securities, in connection with future issues of other debt securities. The provisions of any such other indentures or documentation will be described in the applicable prospectus supplement.
     We may also offer from time to time by this prospectus hybrid securities that combine certain features of debt securities and other securities described in this prospectus.
General
     The indenture does not limit the aggregate principal amount of debt securities that we may issue under the indenture. The indenture provides that the debt securities may be issued in one or more series. The debt securities may be issued at various times and may have differing maturity dates and may bear interest at differing rates. We need not issue all debt securities of one series at the same time and, unless otherwise provided, we may reopen a series, without the consent of the holders of the debt securities of that series, for issuances of additional debt securities of that series.
     Prior to the issuance of each series of debt securities, the terms of the particular securities will be specified in a supplemental indenture, a board resolution or in one or more officer’s certificates authorized pursuant to a board resolution. We refer you to the applicable prospectus supplement for a description of the following terms of the series of debt securities:
•	title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the person to whom any interest on the debt securities shall be payable, if other than the person in whose name the debt securities are registered at the close of business on the regular record date for that interest;

•	the date or dates on which the principal of the debt securities will be payable or how the date or dates will be determined;

•	the rate or rates at which the debt securities will bear interest, if any, or how the rate or rates will be determined and the date or dates from which interest will accrue;

•	the dates on which interest will be payable;

•	the record dates for payments of interest;

•	the place or places, if any, in addition to the office of the trustee, where the principal of, and premium, if any, and interest, if any, on the debt securities will be payable;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, the debt securities may be redeemed, in whole or in part, at our option;

•	any sinking fund or other provisions or options held by holders of the debt securities that would obligate us to purchase or redeem the debt securities;

•	the percentage, if less than 100%, of the principal amount of the debt securities that will be payable if the maturity of the debt securities is accelerated;

•	whether the debt securities will be issued in book-entry form, represented by one or more global securities certificates deposited with, or on behalf of, a securities depositary and registered in the name of the depositary or its nominee, and if so, the identity of the depositary;

•	any changes or additions to the events of default under the indenture or changes or additions to our covenants under the indenture;

•	any collateral security, assurance or guarantee for the debt securities; and

•	any other specific terms applicable to the debt securities.
     Unless we otherwise indicate in the applicable prospectus supplement, the debt securities will be denominated in United States currency in minimum denominations of $1,000 and multiples of $1,000.
     Unless we otherwise indicate in the applicable prospectus supplement, there are no provisions in the indenture or the debt securities that require us to redeem, or permit the holders to cause a redemption of, the debt securities or that otherwise protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control of our company.
Security and Ranking
     We conduct our operations primarily through our subsidiaries and substantially all of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to meet our obligations under the debt securities are largely dependent upon the earnings of our subsidiaries and the distribution or other payment of these earnings to us in the form of dividends. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on our debt securities or to make any funds available for payment of amounts due on our debt securities.
     Because we are a holding company, our obligations under the debt securities will be effectively subordinated to all existing and future liabilities of our subsidiaries. Therefore, our rights and the rights of our creditors, including the rights of the holders of our debt securities, to participate in the liquidation of assets of any subsidiary will be subject to the prior claims of the subsidiary’s creditors. To the extent that we may be a creditor with recognized claims against any of our subsidiaries, our claims would still be effectively subordinated to any security interest in, or mortgages or other liens on, the assets of the subsidiary and would be subordinated to any indebtedness, other liabilities, and preferred securities, of the subsidiary, senior to that held by us. As of June 30, 2008, our subsidiaries had approximately $9.7 billion aggregate principal amount of indebtedness and no preferred securities outstanding.
Payment and Paying Agents
     Unless otherwise indicated in a prospectus supplement, we will pay interest on our debt securities on each interest payment date by wire transfer to an account at a banking institution in the United States that is designated in writing to the trustee by the person entitled to that payment or by check mailed to the person in whose name the debt security is registered as of the close of business on the regular record date relating to the interest payment date, except that interest payable at stated maturity, upon redemption or otherwise, will be paid to the person to whom principal is paid. However, if we default in paying interest on a debt security, we may pay defaulted interest to the registered owner of the debt security as of the close of business on a special record date selected by the trustee, which will be between 10 and 15 days before the date we propose for payment of the defaulted interest, or in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the debt securities may be listed for trading, if the trustee finds it practicable (See Section 307).

Redemption
     We will set forth any terms for the redemption of debt securities in a prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to debt securities redeemable at the option of the registered holder, debt securities will be redeemable upon notice by mail between 30 and 60 days prior to the redemption date. If less than all of the debt securities of any series or any tranche of a series are to be redeemed, the trustee will select the debt securities to be redeemed and will choose the method of random selection it deems fair and appropriate. (See Sections 301, 403 and 404.)
     Debt securities will cease to bear interest on the redemption date. We will pay the redemption price and any accrued interest to the redemption date once you surrender the debt security for redemption. (See Section 405.) If only part of a debt security is redeemed, the trustee will deliver to you a new debt security of the same series for the remaining portion without charge. (See Section 406.)
     We may make any redemption conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the debt securities. (See Section 404.)
Registration, Transfer and Exchange
     The debt securities will be issued without interest coupons and in denominations that are even multiples of $1,000, unless otherwise indicated in the applicable prospectus supplement. Debt securities of any series will be exchangeable for other debt securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor, unless otherwise indicated in the applicable prospectus supplement. (See Section 305.)
     Unless we otherwise indicate in the applicable prospectus supplement, debt securities may be presented for registration of transfer, duly endorsed or accompanied by a duly executed written instrument of transfer, at the office or agency maintained for this purpose, without service charge except for reimbursement of taxes and other governmental charges as described in the indenture. (See Section 305.)
     In the event of any redemption of debt securities of any series, the trustee will not be required to exchange or register a transfer of any debt securities of the series selected, called or being called for redemption except the unredeemed portion of any debt security being redeemed in part. (See Section 305.)
Limitation on Liens
     The indenture provides that, except as otherwise specified with respect to a particular series of debt securities, we will not pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest, or other lien upon, any capital stock of any subsidiary now or hereafter directly owned by us, to secure any indebtedness without also equally and ratably securing the outstanding debt securities of that series and all other indebtedness entitled to be so secured. (See Section 608.)
     This restriction does not apply to, or prevent the creation or any extension, renewal or refunding of:
•	any mortgage, pledge, security interest, lien or encumbrance upon any capital stock created at the time we acquire it or within one year after that time to secure the purchase price for the capital stock;

•	any mortgage, pledge, security interest, lien or encumbrance upon any capital stock existing at the time we acquire it, whether or not we assume the secured obligations; or

•	any judgment, levy, execution, attachment or other similar lien arising in connection with court proceedings, provided that:

•	the execution or enforcement of the lien is effectively stayed within 30 days after entry of the corresponding judgment, or the corresponding judgment has been discharged within that 30- day period, and the claims secured by the lien are being contested in good faith by appropriate proceedings timely commenced and diligently prosecuted;

•	the payment of each lien is covered in full by insurance and the insurance company has not denied or contested coverage thereof; or

•	so long as each lien is adequately bonded, any appropriate and duly initiated legal proceedings for the review of the corresponding judgment, decree or order shall not have been fully terminated or the period within which these proceedings may be initiated shall not have expired. (See Section 608.)
     Unless we otherwise specify in the prospectus supplement for a particular series of debt securities, we may, without securing the debt securities of that series, pledge, mortgage, hypothecate or grant a security interest in, or permit any mortgage, pledge, security interest or other lien, in addition to liens expressly permitted as described in the preceding paragraphs, upon, capital stock of any subsidiary now or hereafter owned by us to secure any indebtedness, which would otherwise be subject to the foregoing restriction, in an aggregate amount which, together with all other such indebtedness, does not exceed 10% of our consolidated net tangible assets. (See Section 608.) Our consolidated net tangible assets as of June 30, 2008 were approximately $20.8 billion.
     For purposes of this covenant, “consolidated net tangible assets” means the amount shown as total assets on our consolidated balance sheet, less (i) intangible assets including, without limitation, such items as goodwill, trademarks, trade names, patents, and unamortized debt expense; (ii) current liabilities; and (iii) appropriate adjustments, if any, related to minority interests. These amounts will be determined in accordance with accounting principles generally accepted in the United States.
     The foregoing limitation does not limit in any manner:
•	our ability to place liens on any of our assets other than the capital stock of subsidiaries that we directly own;

•	our ability to cause the transfer of our assets or those of our subsidiaries, including the capital stock covered by the foregoing restrictions; or

•	the ability of any of our subsidiaries to place liens on any of their assets.
     Consolidation, Merger, Conveyance, Sale or Transfer
     We have agreed not to consolidate with or merge into any other entity or convey, sell or otherwise transfer our properties and assets substantially as an entirety to any entity unless:
•	the successor is an entity organized and existing under the laws of the United States of America or any State or the District of Columbia;

•	the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of, and premium, if any, and interest, if any, on all outstanding debt securities under the indenture and the performance of every covenant of the indenture that we would otherwise have to perform or observe; and

•	immediately after giving effect to the transactions, no event of default with respect to any series of debt securities issued under the indenture and no event which after notice or lapse of time or both would become an event of default with respect to any series of debt securities issued under the indenture, will have occurred and be continuing. (See Section 1101.)
     Modification of the Indenture
     Under the indenture or any supplemental indenture, our rights and the rights of the holders of debt securities may be changed with the consent of the holders representing a majority in principal amount of the outstanding debt securities of all series affected by the change, voting as one class, provided that the following changes may not be made without the consent of the holders of each outstanding debt security affected thereby:
•	change the fixed date upon which the principal of or the interest on any debt security is due and payable, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof, or change the coin or currency (or other property) in which any debt security or any premium, if any, or the interest thereon is payable, or impair the right to institute suit for the enforcement of any payment on or after the date that payment is due and payable or, in the case of redemption, on or after the date fixed for such redemption;

•	reduce the stated percentage of debt securities, the consent of the holders of which is required for any modification of the indenture or for waiver by the holders of certain of their rights; or

•	modify certain provisions of the indenture. (See Section 1202.)
     An “original issue discount security” means any security authenticated and delivered under the indenture which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the maturity thereof.
     The indenture also permits us and the trustee to amend the indenture without the consent of the holders of any debt securities for any of the following purposes:
•	to evidence the assumption by any permitted successor of our covenants in the indenture and in the debt securities;

•	to add to the covenants with which we must comply or to surrender any of our rights or powers under the indenture;

•	to add additional events of default;

•	to change, eliminate, or add any provision to the indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of debt securities of any series, other than any series the terms of which permit such change, elimination or addition, in any material respect, the change, elimination, or addition will become effective only:

•	when the consent of the holders of debt securities of the series has been obtained in accordance with the indenture; or

•	when no debt securities of the series remain outstanding under the indenture;

•	to provide collateral security for all of the debt securities;

•	to establish the form or terms of debt securities of any other series as permitted by the indenture;

•	to provide for the authentication and delivery of bearer securities and coupons attached thereto;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for all or any series of debt securities;

•	to change any place where principal, premium, if any, and interest shall be payable, debt securities may be surrendered for registration of transfer or exchange and notices to us may be served; or

•	to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the indenture; provided that such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect. (See Section 1201.)

Events of Default
     An event of default with respect to any series of debt securities is defined in the indenture as being any one of the following:
•	failure to pay interest on the debt securities of that series for 30 days after payment is due;

•	failure to pay principal of or any premium on the debt securities of that series when due, whether at stated maturity or upon earlier acceleration or redemption;

•	failure to perform other covenants in the indenture for 90 days after we are given written notice from the trustee or the trustee receives written notice from the registered owners of at least 33% in principal amount of the debt securities of that series; however, the trustee or the trustee and the holders of such principal amount of debt securities of that series can agree to an extension of the 90-day period and such an agreement to extend will be automatically deemed to occur if we are diligently pursuing action to correct the default;

•	certain events of bankruptcy, insolvency, reorganization, receivership or liquidation relating to us; and

•	any other event of default included in the supplemental indenture or officer’s certificate for that series of debt securities. (See Section 801.)
     An event of default regarding a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities.
     We will be required to file with the trustee annually an officer’s certificate as to the absence of default in performance of all covenants in the indenture. (See Section 606.) The indenture provides that the trustee may withhold notice to the holders of the debt securities of any default, except in payment of principal of, or premium, if any, or interest on, the debt securities or in the payment of any sinking fund installment with respect to the debt securities, if the trustee in good faith determines that it is in the interest of the holders of the debt securities to do so. (See Section 902.)
     The indenture provides that, if an event of default with respect to the debt securities of any series occurs and continues, either the trustee or the holders of 33% or more in aggregate principal amount of the debt securities of that series may declare the principal amount of all the debt securities to be due and payable immediately. However, if the event of default is applicable to all outstanding debt securities under the indenture, only the trustee or holders of at least 33% in principal amount of all outstanding debt securities of all series, voting as one class, and not the holders of any one series, may make such a declaration of acceleration.
     At any time after a declaration of acceleration with respect to the debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:
•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest, if any, on all debt securities of the series,

•	the principal of and premium, if any, on any debt securities of the series which have otherwise become due and interest, if any, that is currently due, including interest on overdue interest, if any, and

•	all amounts due to the trustee under the indenture; and

•	any other event of default with respect to the debt securities of that series has been cured or waived as provided in the indenture.
     There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization. (See Section 802.)
     Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities, unless the holders shall have offered to the trustee reasonable indemnity. (See Section 903.)

     Subject to the provision for indemnification, the holders of a majority in principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. However, if the event of default relates to more than one series of debt securities, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction. However, the trustee shall have the right to decline to follow any direction if the trustee shall determine that the action so directed conflicts with any law or the provisions of the indenture or if the trustee shall determine that the action would be prejudicial to holders not taking part in the direction. (See Section 812.)
Satisfaction and Discharge
     We will be discharged from our obligations on the debt securities of any series, or any portion of the principal amount of the debt securities of any series, if we
•	irrevocably deposit with the trustee sufficient cash or eligible obligations (or a combination of both) to pay the principal, or portion of principal, interest, any premium and any other sums when due on the debt securities at their maturity, stated maturity date, or redemption; and

•	deliver to the trustee:

•	a company order stating that the money and eligible obligations deposited in accordance with the indenture shall be held in trust and certain opinions of counsel and of an independent public accountant;

•	if such deposit shall have been made prior to the maturity of the debt securities of the series, an officer’s certificate stating our intention that, upon delivery of the officer’s certificate, our indebtedness in respect of those debt securities, or the portions thereof, will have been satisfied and discharged as contemplated in the indenture; and

•	an opinion of counsel to the effect that, as a result of a change in law or a ruling of the United States Internal Revenue Service, the holders of the debt securities of the series, or portions thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of our indebtedness and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if we had not so satisfied and discharged our indebtedness.
     For this purpose, “eligible obligations” include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting their redemption or other prepayment at the option of the issuer thereof.
     In the event that all of the conditions set forth above have been satisfied for any series of debt securities, or portions thereof, except that, for any reason, we have not delivered the officer’s certificate and opinion described under the second bulleted item above, the holders of those debt securities will no longer be entitled to the benefits of certain of our covenants under the indenture, including the covenant described above in “—Limitation on Liens.” Our indebtedness under those debt securities, however, will not be deemed to have been satisfied and discharged prior to maturity, and the holders of those debt securities may continue to look to us for payment of the indebtedness represented by those debt securities. (See Section 701.)
     The indenture will be deemed satisfied and discharged when no debt securities remain outstanding and when we have paid all other sums payable by us under the indenture. (See Section 702.) All moneys we pay to the trustee or any paying agent on debt securities which remain unclaimed at the end of two years after payments have become due will be paid to us or upon our order. Thereafter, the holder of those debt securities may look only to us for payment and not the trustee or any paying agent. (See Section 603.)

Resignation or Removal of Trustee
     The trustee may resign at any time by giving written notice to us specifying the day upon which the resignation is to take effect. The resignation will take effect immediately upon the later of the appointment of a successor trustee and the specified day. (See Section 910.)
     The trustee may be removed at any time by an instrument or concurrent instruments in writing delivered to the trustee and us and signed by the holders, or their attorneys-in-fact, representing at least a majority in principal amount of the then outstanding debt securities. In addition, under certain circumstances, we may remove the trustee upon notice to the holder of each debt security outstanding and the trustee, and appointment of a successor trustee. (See Section 910.)
Concerning the Trustee
     The Bank of New York Mellon is the trustee under the indenture. We and our affiliates maintain other banking relationships in the ordinary course of business with the trustee and its affiliates.
Governing Law
     The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the law of any other jurisdiction shall be mandatorily applicable.
DESCRIPTION OF WARRANTS
     We may issue warrants to purchase our debt or equity securities, securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
     The applicable prospectus supplement for any offering of warrants will describe the following terms of the warrants:
•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, in which the price of the warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	anti-dilution provisions of the warrants, if any;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS
     We may issue share purchase contracts representing contracts obligating holders to purchase from us, and us to sell to the holders, shares of our common stock at a future date or dates. The price per share of common stock and the number of shares of common stock may be fixed at the time the share purchase contracts are issued or may be determined by reference to a specific formula set forth in the share purchase contracts and described in the applicable prospectus supplement.
     The share purchase contracts may be issued separately or as a part of share purchase units consisting of a share purchase contract and either our debt securities or debt obligations of third parties, including U.S. Treasury securities that are pledged to secure the holders’ obligations to purchase our common stock under the share purchase contracts.
     The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and those payments may be unsecured or prefunded on some basis. The share purchase contracts may require holders to secure their obligations in a specified manner and, in certain circumstances, we may deliver newly issued prepaid share purchase contracts, often known as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original share purchase contract.
     The applicable prospectus supplement will describe the materials terms of any share purchase contracts or share purchase units, and, if applicable, prepaid securities. The description in the applicable prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to (a) the share purchase contracts, (b) the collateral arrangements and depositary arrangements, if applicable, relating to such share purchase contracts or share purchase units and (c) if applicable, the prepaid securities and the document pursuant to which the prepaid securities will be issued. These documents will be filed with the SEC promptly after the offering of the share purchase contracts or the share purchase units. Material United States federal income tax considerations applicable to the share purchase contracts and the share purchase units will also be discussed in the applicable prospectus supplement.
PLAN OF DISTRIBUTION
     We may sell securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the securities to investors directly or through agents. The prospectus supplement relating to the securities being offered will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:
•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.
     Only those underwriters identified in the prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

     We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. We may sell securities through forward contracts or similar arrangements. In connection with the sale of securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.
     We may sell the securities directly or through agents we designate from time to time. Any agent involved in the offer or sale of the securities covered by this prospectus will be named in a prospectus supplement relating to such securities. Commissions payable by us to agents will be set forth in a prospectus supplement relating to the securities being offered. Unless otherwise indicated in a prospectus supplement, any such agents will be acting on a best-efforts basis for the period of their appointment.
     Some of the underwriters, dealers or agents and some of their affiliates who participate in the securities distribution may engage in other transactions with, and perform other services for, us and our subsidiaries or affiliates in the ordinary course of business.
     Any underwriting or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the applicable prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, and their controlling persons, and agents may be entitled, under agreements we enter into with them, to indemnification against certain civil liabilities, including liabilities under the Securities Act.
LEGAL MATTERS
     Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Wendy L. Stark, Esq., Associate General Counsel of FirstEnergy, and Akin Gump Strauss Hauer & Feld LLP, New York, New York. As of August 31, 2008, Ms. Stark owned approximately 6,186.857 shares of common stock of FirstEnergy and 3,618.72 shares of unvested restricted stock units. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     With respect to the unaudited financial information of FirstEnergy Corp. for the three-month periods ended March 31, 2008 and 2007 and for the three-month and six-month periods ended June 30, 2008 and 2007, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 7, 2008 and August 7, 2008 for the quarter ended March 31, 2008 and for the quarter and six-month periods ended June 30, 2008, respectively, incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We are incorporating by reference certain information we file with the SEC, which means that we can disclose important information to you by referring you to those documents without restating them in this prospectus. The information incorporated by reference is considered to be part of this prospectus. The information in this prospectus is not complete, and should be read together with the information incorporated herein by reference. We incorporate by reference in this prospectus the following documents or information filed or to be filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
•	our Annual Report on Form 10-K for the year ended December 31, 2007;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008 and June 30, 2008;

•	our Current Report on Form 8-K dated January 2, 2008; and

•	all documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before completion of this offer, which information will automatically update and supersede the information contained or incorporated by reference in this prospectus.
     We also note that we have furnished to the SEC our Current Reports on Form 8-K dated February 25, 2008 (two reports) and May 1, 2008. As indicated in such reports, the information in these Form 8-Ks and the Exhibits attached thereto was furnished pursuant to Form 8-K and is not deemed “filed” for purposes of Section 18 of the Exchange Act, nor is such information deemed incorporated by reference in this registration statement on Form S-3.
     We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request at no cost to the requester, a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with this prospectus. Requests for these reports or documents must be made to:
FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308-1890
Attention: Shareholder Services
(800) 736-3402
     The incorporated reports and other documents may also be accessed at the websites mentioned under the heading “Where You Can Find More Information” below.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports and other information with the SEC under the Exchange Act. These reports and other information can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. This material is also available from the SEC’s website at http://www.sec.gov or from our website at http://www.firstenergycorp.com/ir. Information available on our website, other than the reports we file pursuant to the Exchange Act that are incorporated by reference in this prospectus, does not constitute a part of this prospectus.